Vote-By-Phone Solicitation Script for
(Putnam California Tax Exempt Money Market Fund or
Putnam New York Tax Exempt Money Market Fund)


This script provides information to the shareholder and solicits their vote by phone, to be confirmed by written confirmation.


Good Morning/Afternoon/Evening. May I please speak with (name of shareholder)? I am representing Putnam Investments in Boston.

To verify that I am speaking with the shareholder of record, may I confirm that you are (name of shareholder of record) and that your address of record is (address of record)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We noted that we have not yet received your vote on the proposal to approve the Agreement and Plan of Reorganization between your Fund and Putnam Tax Exempt Money Market Fund. Do you have any questions regarding this proposal I can clarify for you?

(If there are questions, please refer to the Q & A attached.)

Would you like to vote by phone?

(If not, ask the shareholder if he would like another ballot, thank them for their time and terminate the call. If so, proceed as follows:)

We previously sent you a letter describing our procedures for voting your proxy ballot by telephone.

I will now read the information on the proxy card so that you can provide us with your voting instructions.

Putnam (California/New York) Tax Exempt Money Market Fund

Proxy for a meeting of shareholders, June 2, 1994.

This proxy is solicited on behalf the Trustees of the Fund.

The shareholder hereby appoints George Putnam, Hans H. Estin and William F. Pounds, and each of them separately, proxies, with power of substitution, and hereby authorizes them to represent and vote, as designated hereafter, at the meeting of shareholders of Putnam (California/New York) Tax Exempt Money Market Fund, on June 2, 1994, at 1:00 p.m., Boston time, and at any adjournments thereof, all of the shares of the Fund which the shareholder would be entitled to vote if personally present.

This proxy when properly authorized will be voted in the manner directed herein by the shareholder. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. The Trustees recommend a vote FOR the following proposal:

Proposal: Approve the Agreement and Plan of Reorganization providing for the transfer of all of the assets of your Fund to Putnam Tax Exempt Money Market Fund in exchange for shares of Putnam Tax Exempt Money Market Fund and the assumption by Putnam Tax Exempt Money Market Fund of all of the liabilities of your Fund, and the distribution of such shares to the shareholders of your Fund in liquidation of your Fund.

How would you like to vote on this proposal?

For, Against or Abstain?

Thank you.  Do you wish to send the entire message?

To repeat your instructions:

You voted (for/against/abstain).  Is this correct?

Thank you. We will be sending you a written confirmation of your vote. Please call us if the information on the confirmation is incorrect.


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Q & A for California and New York Money Market Fund
Reorganization

On April 20, a proxy statement was sent to shareholders of (California/New York) Tax Exempt Money Market Fund. The proxies propose a reorganization of the (California/New York) Fund with the Putnam Tax Exempt Money Market Fund. Listed below are the questions and concerns of shareholders regarding this proposal followed by answers and information regarding each issue.

1. Why is the Putnam (California/New York) Money Market Fund being reorganized with Putnam Tax Exempt Money Market Fund?

Putnam Management believes that combining your Fund with the Putnam Tax Exempt Money Market Fund offers you an opportunity to pursue a similar objective with greater economies of scale that, over the longer term, will result in lower per share operating expenses. Further, Putnam Management is concerned that if current trends in your Fund's net asset levels continue, your Fund might soon be burdened with too high an expense ratio because of the Fund's size.

2.   What exactly is being reorganized?

The Trustees of your Fund are recommending that shareholders approve a reorganization of your Fund in which your shares would, in effect, be exchanged at net asset value for shares of Putnam Tax Exempt Money Market Fund (which we will refer to as the "other fund"). Under this proposal, your Fund will transfer all of its assets to the other fund in return for shares of the other fund and the assumption by the other fund of all of the liabilities of your Fund. After the transfer, the shares of the other fund will be distributed to the holders of your Fund, thereby liquidating your Fund. Both funds are managed by Putnam Investment Management, Inc. and have the same Trustees. You should note that the Trustees have also proposed to shareholders of Putnam (New York/California) Money Market Fund a similar reorganization involving that fund and Putnam Tax Exempt Money Market Fund.

3. When will Putnam California and New York Money Market Funds be reorganized with Putnam Tax Exempt Money Market Fund?

If the reorganization is approved by your Fund's shareholders, it would become effective shortly after the shareholder meeting.

4.   Is the same investment philosophy used with the Putnam Tax
Exempt Money Market Fund?

Both your Fund and the other fund seek as high a level of current income exempt from federal income tax and, in the case of your Fund, exempt from (California/New York State and City) income tax as Putnam Management believes is consistent with maintenance of
liquidity and stability of principal.   The principle difference
between the funds is that your Fund normally concentrates its investments in tax-exempt securities of (California/New York) issuers, while the other fund normally invests in tax-exempt securities of issuers located in various states. Because of the similarities between the Funds, the proposed reorganization will not affect the general strategy or style in which the portfolio manager will manage your investment.

5. Will there be any tax consequences due to the reorganization?

Yes. Shareholders should realize that income distributions received by them on shares of Putnam Tax Exempt Money Market Fund following the reorganization will not be exempt from (California/New York State and City) income tax.

The reorganization is expected to be a taxable transaction for the Fund and its shareholders. As a result, your Fund's shareholders acquiring Money Market Fund shares in the transaction may realize a small amount of taxable gain or loss, which will be reflected in their distribution for June.

6. Will confirmation of the reorganization be mailed to shareholders?

Yes. Shareholders will receive a confirmation after the reorganization is completed, indicating your new account number.
Please retain this confirmation for your records.

7.   Will the reorganization affect performance?

Putnam Management does not expect the reorganization to cause any undue fluctuation in share price. However, notwithstanding the current tax-equivalent yield advantage of your Fund, as compared to the other fund, Putnam Management expects that Putnam Tax-Exempt Money Market Fund will realize performance advantages over your Fund over the long-term.

8.   Will the number of shares I own change?

No. As a result of the reorganization, you would receive, subject to any applicable state and federal taxes, a number of shares of Putnam Tax Exempt Money Market Fund equal in value at the date of the exchange to the total value of your current shares. If the shares of the two money market funds are valued at $1.00 per share, there should be no change in the number of shares exchanged.